Exhibit 10.35

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”) is entered into effective as of August 29, 2011 (the “Effective Date”), by and between TPC Group Inc., a Delaware corporation (the “Company”), and Luis Batiz, the undersigned individual (“Employee”).

RECITALS

WHEREAS, the Company and Employee mutually desire to arrange for Employee’s separation from employment with the Company and its subsidiaries at a future date under certain terms herein set forth; and

WHEREAS, the parties desire to set forth the duties and responsibilities of Employee’s continued employment with the Company prior to the date of Employee’s separation from employment; and

WHEREAS, in consideration of the mutual promises contained herein, Employee voluntarily enters into this Agreement upon the terms and conditions herein set forth; and

WHEREAS, in consideration of the mutual promises contained herein, the Company is willing to enter into this Agreement upon the terms and conditions herein set forth.

AGREEMENT

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual covenants and agreements hereinafter set forth, the Company agrees to employ Employee, and Employee agrees to be employed by the Company, on the following terms and conditions:

1. Full-Time Employment. Employee agrees to continue to serve as a full-time employee of the Company through January 1, 2012 (the “Termination Date”), or such earlier date on which the Company terminates Employee’s employment. Employee shall initially retain the same position, duties, and responsibilities as in effect as of the Effective Date; provided, however, that the Company may request that Employee resign his position as an officer of the Company prior to the Termination Date. Employee agrees that his duties will also include assistance with transition and other matters related to the Company’s employment of a replacement Senior Vice President of Operations. Notwithstanding any such requested resignation or termination of employment prior to the Termination Date, except as provided in Section 2(a), Employee shall continue to receive the same salary and benefits through the Termination Date as in effect immediately prior to the Effective Date. If and when disclosure of the reasons for the termination of Employee’s employment is required, the Company and Employee agree to generally characterize Employee’s termination as a retirement. In its public filings with the U.S. Securities and Exchange Commission, to the extent permitted by applicable law, the Company will characterize the termination of Employee’s employment as a mutually-agreed retirement to be considered a “Qualifying Termination” under the Company’s Executive Severance Plan.

2. Severance Benefits upon Termination of Employment.

(a) Termination for Cause or by Reason of Death or Voluntary Termination. If (x) Employee voluntarily terminates employment with the Company, (y) the Company terminates Employee’s employment for Cause, or (z) Employee’s employment is terminated by reason of Employee’s death, then Employee will not be entitled to any compensation or benefits under this Section 2 other than the sum of:

(i) the portion of Employee’s base salary earned through the date on which Employee’s employment ends, to the extent not theretofore paid; and

(ii) any accrued paid vacation, sick leave and other paid time-off to the extent not theretofore paid (the sum of the amounts described in clauses (i) and (ii) are hereinafter referred to as the “Accrued Obligation”).

The Accrued Obligations will be paid to Employee in a lump sum within twenty (20) calendar days after the date on which Employee’s employment ends.

(b) For Termination without Cause. In the event that Employee continues his employment through the Termination Date or that Employee’s employment is terminated by the Company without Cause prior to the Termination Date, Employee will be entitled to receive the payments and benefits provided below, provided that the payments and benefits in Sections 2(b)(ii), 2(b)(iii) and 2(b)(iv) (the “Severance Benefits”) are subject to the release requirements of Section 2(c) and continued compliance with Section 5:

(i) Accrued Obligation. The Accrued Obligation, payable in a lump sum within twenty (20) days after the date on which Employee’s employment ends.

(ii) Annual Bonus. Employee’s annual bonus payment for the entire fiscal year 2011 period, to be calculated in accordance with the fiscal year 2011 bonus plan at the participation level identified to Employee and payable to Employee on or before March 15, 2012.

(iii) Severance Payments. Salary continuation payments through the first anniversary of the Termination Date, at his annual rate of base salary in effect as of the Effective Date, payable in accordance with the Company’s normal payroll practices, but such amount shall be paid no less frequently than one installment every thirty days. The first such salary continuation payment shall be made no earlier than the last day on which Employee may revoke his execution of the release required under Section 2(c).

(iv) Health Care Coverage. Employee and Employee’s eligible dependents shall be entitled to participate in the Company’s medical and dental plans in which Employee participated immediately prior to Employee’s Termination Date for a period of twelve (12) months commencing with the calendar month in which occurs the Termination Date (the

“Benefit Continuation Period”); provided, however, that the Benefit Continuation Period shall cease when Employee becomes eligible for any such coverage under a plan maintained by another employer. Employee’s continued participation in the Company’s medical and dental plans shall be on terms not less favorable than those in effect for active employees of the Company, subject to Employee making the monthly premium payment of the amount required for such coverage during the Benefit Continuation Period by active employees of the Company. The Benefit Continuation Period shall run concurrently with (and shall count against) the Company’s obligation to provide continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act.

(c) Release Required. Employee will not be entitled to any of the Severance Benefits unless Employee timely executes, and does not subsequently revoke, a waiver and release of claims, in the form attached hereto as Exhibit A, on or before the fourth (4th) day after the Termination Date.

(d) Definition of Cause. For purposes of this Agreement, “Cause” means the occurrence of any of the following after the Effective Date:

(i) Employee’s conviction of, or guilty or nolo contendere plea by Employee to, a felony or misdemeanor involving moral turpitude;

(ii) Employee’s willful misconduct or negligence in the performance of duties;

(iii) Employee’s failure to observe written Company policies that is dishonest or demonstrably injurious to the Company (monetarily or otherwise);

(iv) Employee’s willful failure to comply with lawful and ethical directions and instructions of the Board of Directors of the Company (the “Board”), which, if curable, has not been cured within five (5) business days after written notice from the Board; and

(v) Employee’s willful failure to perform duties with the Company which results in a material adverse financial effect on the Company, unless such failure is a result of the Employee’s mental or physical incapacity, provided that such failure, if curable, has not been cured within five (5) business days after written notice from the Board.

For purposes of this definition, no act or failure to act on the part of the Employee shall be considered “willful” unless it is done, or omitted to be done, by the Employee without the reasonable, good faith belief that the Employee’s act or omission was in accordance with, or not contrary to, the duties and responsibilities of Employee’s position. Any act, or failure to act, based upon express authority given by the Company with respect to such act or omission or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Employee in the best interests of the Company. The termination of Employee’s employment shall not be deemed to be for Cause unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (not including Employee) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Employee and Employee is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Employee is guilty of the conduct described in this definition, and specifying the particulars thereof in detail.

3. Incentive Awards. Any awards granted to Employee under any long-term incentive plans maintained by the Company which remain outstanding on the Termination Date shall vest according to the terms of the applicable long-term incentive plan and award agreement; provided, however, that for purposes of such long-term incentive plan awards, Employee shall be deemed to be continuously employed by the Company through the Termination Date unless, prior to the Termination Date, (a) Employee voluntarily terminates his employment or (b) the Company terminates Employee’s employment for Cause. Any payments made under the applicable long-term incentive plans or award agreements are subject to the requirements of such plans and agreements, including any required covenants, such as the Detrimental Activities.

4. Release. In exchange for the consideration offered to Employee under this Agreement, which Employee acknowledges provides consideration to which Employee would not otherwise have an undisputed right to receive, Employee, on his behalf and on behalf of his heirs, devisees, legatees, executors, administrators, personal and legal representatives, assigns and successors in interest, hereby IRREVOCABLY, UNCONDITIONALLY AND GENERALLY RELEASES, ACQUITS, AND FOREVER DISCHARGES, to the fullest extent permitted by law, the Company, its subsidiaries and each of their directors, officers, employees, representatives, stockholders, predecessors, successors, assigns, agents, attorneys, divisions, subsidiaries and affiliates (and agents, directors, officers, employees, representatives and attorneys of such stockholders, predecessors, successors, assigns, divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them (collectively, the “Releasees” and each a “Releasee”), or any of them, from any and all charges, complaints, claims, damages, actions, causes of action, suits, rights, demands, grievances, costs, losses, debts, and expenses (including attorneys’ fees and costs incurred), of any nature whatsoever, known or unknown, that Employee now has, owns, or holds, or claims to have, own, or hold, or which Employee at any time heretofore had, owned, or held, or claimed to have, own, or hold from the beginning of time to the date that Employee signs this Agreement, including, but not limited to, those claims arising out of or relating to (i) any agreement, commitment, contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right or other instrument, document, obligation or arrangement, whether written or oral, or any other relationship, involving Employee and/or any Releasee, (ii) breach of any express or implied contract, breach of implied covenant of good faith and fair dealing, misrepresentation, interference with contractual or business relations, personal injury, slander, libel, assault, battery, negligence, negligent or intentional infliction of emotional distress or mental suffering, false imprisonment, wrongful termination, wrongful demotion, wrongful failure to promote, wrongful deprivation of a career opportunity, discrimination (including disparate treatment and disparate impact), hostile work environment, sexual harassment, retaliation, any request to submit to a drug or polygraph test, and/or whistleblowing, whether said claim(s) are brought pursuant to laws of the United States or any other jurisdiction applicable to Employee’s actions on behalf of the Company or any of its subsidiaries or affiliates, and (iii) any other matter; provided, however, that nothing contained herein shall operate to release any obligations of the Company or its successors or assigns arising under this Agreement. Notwithstanding anything in this Agreement to the contrary, it is the express intention of Employee and the Company that this Agreement shall not act as a release or waiver of (1) any rights of defense or indemnification which would be otherwise afforded to Employee under the Certificate of Incorporation, By-Laws or similar governing documents of the Company or its subsidiaries, (2) any rights of defense or indemnification which would be otherwise afforded to Employee under any director or officer liability or other insurance policy maintained by the Company or its subsidiaries; (3) any rights of Employee to benefits accrued under any Company employee benefit plan, (4) any rights under this Agreement, and (5) such rights or claims as may arise after the date of this Agreement.

5. Covenants. The Severance Benefits are subject to Employee’s continued compliance with the covenants set forth on Exhibit B. The Company’s obligations and Employee’s right, if any, to the Severance Benefits shall cease in the event of a material breach by Employee of any provision of Exhibit B (and, in only those cases where such material breach is curable, the failure to cure such material breach within 10 business days after written notice to Employee, which notice details, with reasonable specificity, such material breach). Any such cessation of payment shall not reduce any monetary damages that may be available to the Company as a result of such breach.

6. Memberships and Associations. Employee shall, effective as of the Termination Date or any earlier date as requested by the Company, cause to be transferred to the Company, or to the Company’s designee, all memberships sponsored by the Company in community, environmental or similar boards and associations held by Employee, to the extent such transfer is permitted by such boards or associations.

7. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to conflict of law principles.

(b) Resolutions of Disputes.

(i) Arbitration. Any and all controversies arising out of or relating to the validity, interpretation, enforceability or performance of the Agreement will be solely and finally settled by means of binding arbitration in Houston, Texas. The arbitration shall be conducted in accordance with the applicable employment dispute resolution rules of the American Arbitration Association. The arbitration will be final, conclusive, and binding upon the parties. All arbitrator’s fees and related expenses shall be divided equally between the parties.

(ii) Legal Fees. The arbitrator shall award Employee attorneys’ fees and expenses if Employee prevails on at least one material issue in dispute, including the attorneys’ fees and expenses Employee incurs in connection with any appeal or the enforcement of any award. Any award of attorneys’ fees and expenses to Employee shall be paid by the Company within sixty (60) days following the award of such fees and costs by the arbitrator (or, if later, when such fees and expenses are incurred).

(c) Entire Agreement. Except as provided in Section 3, this Agreement contains the entire agreement and understanding between the parties hereto and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof. For purposes of clarity, the benefits described in Sections 2(b)(i), 2(b)(iii) and 2(b)(iv) are the benefits that would be provided to Employee upon a “Qualifying Termination” under the Company’s Executive Severance Plan, and Employee has no right to duplicate benefits under the Company’s Executive Severance Plan and this Agreement. The amounts payable pursuant to Section 2(b)(iii) hereof shall be reduced by any long-term disability payments Employee receives from the Company.

(d) Amendment. This Agreement may be amended only by a writing signed by Employee and by a duly authorized representative of the Company.

(e) Tax Withholding. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation or ruling.

(f) Assignability. The Company shall have the right to assign this Agreement and its rights hereunder, in whole or in part. Employee shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts provided under this Agreement, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law.

(g) Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

(h) Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Employee.

(i) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.

(j) Rights Cumulative. The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

(k) Nonwaiver. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company (other than Employee) or other person duly authorized by the Company.

(l) Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, with postage prepaid, to Employee’s residence (as noted in the Company’s records), or to the Company’s principal office, as the case may be.

(m) Section 409A.

(i) It is intended that the payments and benefits provided under the Agreement shall be exempt from the application of the requirements of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”). This Agreement shall be construed, administered and governed in a manner that effects such intent, and the Company shall not take any action that would be inconsistent with such intent. Specifically, any taxable benefits or payments provided under this Agreement are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A.

(ii) With regard to any provision herein that provides for reimbursement of costs and expenses of in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (iii) such payments shall be made on or before the last day of Employee’s calendar year following the calendar year in which the expense occurred, or such earlier date as required hereunder.

(iii) The payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A upon Employee. Although the Company will use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Employee (or any other individual claiming a benefit through Employee) as a result of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth below.

TPC GROUP INC.		EMPLOYEE

By:	/s/ Michael T. McDonnell	/s/ Luis Batiz
Name:	Michael T. McDonnell	Name: Luis Batiz
Title:	President and Chief Executive Officer	Date: August 29, 2011
Date:	August 29, 2011

EXHIBIT A

Dated: January     , 2012

WAIVER AND RELEASE

Pursuant to the terms of my Separation Agreement with TPC Group Inc. effective August 29, 2011 (the “Agreement”) and in exchange for Severance Benefits (as defined in the Agreement), I hereby waive all claims against and release (i) TPC Group Inc. and TPC Group LLC and their directors, officers, employees, agents, insurers, predecessors, successors and assigns (collectively referred to as the “Company”), (ii) all of the affiliates (including all parent companies and all wholly or partially owned subsidiaries) of the Company and their directors, officers, employees, agents, insurers, predecessors, successors and assigns (collectively referred to as the “Affiliates”), and (iii) the Company’s and its Affiliates’ employee benefit plans and the fiduciaries and agents of said plans (collectively referred to as the “Benefit Plans” ) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from employment with the Company and its Affiliates other than payments and benefits due pursuant to Section 1 of the Agreement and rights and benefits I am entitled to under the Benefit Plans. (The Company, its Affiliates and the Benefit Plans are sometimes hereinafter collectively referred to as the “Released Parties.”)

I understand that signing this Waiver and Release is an important legal act. I acknowledge that I have been advised in writing to consult an attorney before signing this Waiver and Release. I understand that, in order to be eligible for the Severance Benefits, I must sign (and return to the Company) this Waiver and Release before I will receive the Severance Benefits. I acknowledge that I have been given at least twenty-one (21) days to consider whether to accept the Severance Benefits and whether to execute this Waiver and Release.

In exchange for the payment to me of the Severance Benefits, (1) I agree not to sue in any local, state and/or federal court regarding or relating in any way to my employment with or separation from employment with the Company and its Affiliates, and (2) I knowingly and voluntarily waive all claims and release the Released Parties from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from employment with the Company and its Affiliates, except to the extent that my rights are vested under the terms of any employee benefit plans sponsored by the Company and its Affiliates and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed. This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; Employee Retirement Income Security Act of 1974, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Texas Labor Code §21.001 et. seq.; the Texas Labor Code; claims in connection with workers’ compensation, retaliation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Further, I expressly represent that no promise or agreement which is not expressed in this Waiver and Release has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company or its Affiliates or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me. I acknowledge and agree that the Company will withhold minimum amount of any taxes required by federal or state law from the Severance Benefits otherwise payable to me.

Notwithstanding anything to the contrary in this Waiver and Release, I do not release and expressly retain, and do not covenant not to sue with respect to, any of the following (the “Retained Rights”): (a) any rights of defense or indemnification which would be otherwise afforded to me under the Certificate of Incorporation, By-Laws or similar governing documents of the Company of its subsidiaries; (b) any rights of defense or indemnification which would be otherwise afforded to me under any director or officer liability or other insurance policy maintained by the Company or its subsidiaries; (c) any of my rights to benefits accrued under any Company employee benefit plan; (d) any rights under the Agreement; and (e) any claims for unemployment compensation or any other claims or rights which, by law, cannot be waived, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

I acknowledge that payment of the Severance Benefits is not an admission by any one or more of the Released Parties that they engaged in any wrongful or unlawful act or that they violated any federal or state law or regulation. I acknowledge that neither the Company nor its Affiliates have promised me continued employment or represented to me that I will be rehired in the future. I acknowledge that my employer and I contemplate an unequivocal, complete and final dissolution of my employment relationship. I acknowledge that this Waiver and Release does not create any right on my part to be rehired by the Company or its Affiliates, and I hereby waive any right to future employment by the Company or its Affiliates.

I understand that for a period of 7 calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of this Waiver and Release, provided that my written statement of revocation is received on or before that seventh day by the Company’s General Counsel at 5151 San Felipe, Suite 800, Houston, Texas 77056, facsimile number (832) 415-0456, in which case the Waiver and Release will not become effective. If I timely revoke my acceptance of this Waiver and Release, the Company shall have no obligation to provide the Severance Benefits to me. I understand that failure to revoke my acceptance of the offer within 7 calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release. I acknowledge that this Waiver and Release sets forth the entire understanding and agreement between me and the Company and its Affiliates concerning the subject matter of this Waiver and Release and supersedes any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or its Affiliates.

I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Waiver and Release. By execution of this document, I do not waive or release or otherwise relinquish either the Retained Rights or any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company or its Affiliates which occur after the date of the execution of this Waiver and Release.

Employee	Company’s Representative

Signature	Company’s Execution Date

Signature Date

EXHIBIT B

COVENANTS

1. Confidential Information.

(a) For purposes of this Exhibit B, “Confidential Information” means ideas, concepts, information and material that constitute trade secrets and/or proprietary and confidential information of the Company and any company or other entity controlled by, controlling or under common control with the Company (its “Affiliates”). Confidential Information includes, but is not limited to, information and knowledge pertaining to products and services offered, ideas, plans, manufacturing, marketing, pricing, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the Company or its subsidiaries and their respective affiliates, dealers, distributors, wholesalers, customers, clients, suppliers and other who have business dealings with the Company or any of its subsidiaries.

(b) Confidential Information is the sole and exclusive property of the Company. Employee must not, either during or after the term of this Agreement, directly or indirectly disclose any Confidential Information to any third party without the written permission of the Board, except as required by his employment with the Company, unless such information is in the public domain for reasons other than Employee’s conduct, or except as may be required by law (provided that Employee shall give the Company notice of any disclosure required by law so that the Company shall have a reasonable opportunity to attempt to preclude such disclosure). Employee shall not use Confidential Information to his own advantage or the advantage of parties other than the Company. Employee shall take all steps necessary to protect the confidentiality of all Confidential Information and to inform the Company immediately of any attempted or actual disclosure of Confidential Information to any third party. Employee agrees that, upon request of the Company or termination of employment, whichever is first, he shall turn over to the Company all documents, memoranda, notes, plans, records or material in his possession or control that contain or are derived from Confidential Information.

(c) If at any time Employee has any material information which belongs to any former employer that Employee is not entitled to have or use for the benefit of the Company and its Affiliates, Employee shall promptly return any such materials to Employee’s former employer or obtain any necessary consents. Employee is not permitted to use or refer to any such materials in the performance of Employee’s duties.

2. Non-Competition. Beginning on the date of this Agreement and continuing through the first anniversary of the Termination Date (the “Restricted Period”), Employee shall not directly or indirectly own any interest in, manage, control, participate in, be employed by, consult with, render services for, or in any manner engage in any Competing Business within any geographical area in which the Company or any of its controlled affiliates engage or have active plans at the Termination Date to engage in such businesses. The restriction is without specific geographic limitation inasmuch as the Company and its Affiliates conduct business on a nationwide and international basis, that its sales and marketing prospects are for continued expansion both nationally and internationally, that access to the Company’s Confidential Information would provide any national or international competitor with an unfair competitive advantage, and that, therefore, the restrictions set forth in this Section are reasonable and properly required for the adequate protection of the legitimate interests of the Company. Nothing herein shall prohibit Employee from owning beneficially not more than 2% of any class of outstanding equity securities or other comparable interests of any issuer that is publicly traded, so long as Employee has no active participation in the business of such issuer. For purposes hereof, the term “Competing Business” means any business that is engaged in the production or sale of products that compete with the products produced, distributed or sold by the Company or its controlled affiliates (or are in the process of being actively developed by such entities) as of the Termination Date. This restriction shall not prevent Employee from working for a subsidiary, division, venture or other business or functional service unit (collectively a “Unit”) of a Competing Business so long as (i) such Unit is not itself a Competing Business, (ii) Employee does not manage or participate in business activities or projects of any Unit that is a Competing Business, and (iii) Employee otherwise strictly complies with the restrictive covenants contained in this Exhibit.

3. Nonsolicitation.

(a) During the Restricted Period Employee must not, as an individual, employee, consultant, agent, owner, partner, director or stockholder, directly or indirectly solicit, call on or accept any business from any Customer of the Company or its subsidiaries. The term “Customer” means all persons, firms or corporations to whom the Company or its subsidiaries sold products at any time during the one year period immediately preceding when Employee’s employment with the Company ceased, notwithstanding that some or all of such persons, firms or corporations may have been induced to give business to the Company or its subsidiaries by Employee.

(b) During the Restricted Period Employee must not take any action to divert from the Company or its subsidiaries any opportunity in the scope of any present or contemplated future business of the Company or its subsidiaries that arose while he was employed by the Company.

(c) During the Restricted Period Employee must not directly or indirectly solicit, hire, employ or engage any employee or any former employee of the Company or its Affiliates whose employment with the Company or its Affiliates ceased less than one year before the date of such solicitation, enticement, hiring or engagement.

4. Scope of Restrictions. In the event any provision relating to the time period or scope of the restrictions in this Exhibit B shall be declared by a court of competent jurisdiction to exceed the maximum time period or scope such court deems reasonable and enforceable, such time period or scope shall be deemed amended and reformed to the minimum degree necessary to be enforceable.